EXHIBIT 10.1

AMENDED AND RESTATED ASSET MANAGEMENT AGREEMENT

This Amended and Restated Asset Management Agreement (this “Agreement”) is effective as of the 8th day of February, 2013, by and among BROADSTONE NET LEASE, INC. (the “Corporation”), a Maryland corporation, BROADSTONE NET LEASE, LLC, a New York limited liability company (the “Operating Company”), and BROADSTONE ASSET MANAGEMENT, LLC, a New York limited liability company (the “Asset Manager”). The Corporation and the Operating Company are sometimes referred to herein collectively as the “Fund.” Capitalized terms are used with the meaning as set forth in Section 1.

WITNESSETH:

WHEREAS, the Corporation is a Maryland corporation created in accordance with applicable provisions of the Maryland General Corporation Law, as amended from time to time, and operating as a Real Estate Investment Trust;

WHEREAS, the Corporation is the managing member of the Operating Company and acquires real estate properties through the Operating Company;

WHEREAS, on December 31, 2007, the Corporation, on its own behalf, and as managing member of the Operating Company, entered into an Asset Management Agreement (the “Original Agreement”) with the Asset Manager, whereby the Asset Manager was retained and appointed as the advisor of the Corporation and the Operating Company and the Asset Manager agreed to perform certain services for the Corporation and the Operating Agreement, all as more particularly set forth in the Original Agreement;

WHEREAS, the Asset Manager, the Corporation and the Operating Company now desire to amend and restate the Original Agreement, with all the terms and conditions remaining the same as the Original Agreement, except for (A) the modification in Section 2(e)(i) of the maximum value of any property or related group of properties that may be acquired or sold by Asset Manager without the prior approval of the Board, (B) the addition of the Brokerage Fee in Section 10(c) of this Agreement, (C) the removal of offering and marketing expenses from Section 12(a)(ix), and (D) amendments related to the foregoing, all pursuant to that certain resolution passed by the Independent Directors Committee on February 8, 2013.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do agree that the Original Agreement is hereby amended and restated in its entirety, as follows:

1.    Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Corporation’s Articles of Incorporation, and the following terms, as used herein, shall have the meanings set forth below:

(a)    “Acquisition Expenses” means expenses related to the Operating Company’s selection of, and investment in, real property and other investments, whether or not acquired or made, including but not limited to brokerage fees, environmental, engineering and other due diligence expenses, legal fees and expenses, financing fees and expenses, cost of appraisals, accounting fees and expenses, title insurance and miscellaneous other expenses.

(b)    “Accrued Expenses” has the meaning set forth in Section 14(b)(i).

(c)    “Affiliate” means a Person who is (i) in the case of an individual, any immediate family member of such Person; (ii) any officer, director, trustee, partner, manager, employee or holder of ten percent (I 0%) or more of any class of the voting securities of or equity interest in such Person; (iii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person; or (iv) any officer, director, trustee, partner, manager, employee or holder often percent (10%) or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting rights, by contract or otherwise.

(d)    “Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended from time to time.

(e)    “Asset Management Fee” has the meaning set forth in Section 10(a).

(f)    “Board” means the board of directors of the Corporation.

(g)    “Cause” means (i) fraud, willful misconduct or breach of fiduciary duty of the Asset Manager owed to either the Corporation or the Operating Company; or (ii) if any of the following occur: (A) the Asset Manager violates any material provision of this Agreement, and after written notice of such violation reasonably detailing the breach and demanding a cure, the default is not cured within 30 days or action has commenced within 30 days to cure the default and such curative action completed with reasonable diligence; (B) the Asset Manager is adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the party, for all or substantially all of its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against a party for reorganization, and such adjudication or order shall remain in force or unstayed for a period of 60 days; or (C) the Asset Manager institutes proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due.

(h)    “Change in Control” means the failure of the Sponsors and their Affiliates to collectively own, directly or indirectly, fifty percent (50%) of the outstanding Membership Interests of the Asset Manager unless such change in ownership of the Asset Manager has been approved by the Independent Directors Committee, in its sole discretion.

(i)    “Determined Share Value” has the meaning set forth in the Articles of Incorporation.

(j)    “Equity Contributions” means the aggregate of both cash contributions and the current value of property contributed to the equity of either the Corporation or the Operating Company, from time to time.

(k)    “Independent Director” has the meaning set forth in the Articles of Incorporation.

(l)    “Independent Directors Committee” has the meaning set forth in the Articles of Incorporation.

(m)    “Indemnitees” has the meaning set forth in Section 18(a).

(n)    “Initial Term” has the meaning set forth in Section 14(a).

(o)    “Investment Policy” means the investment objectives, policies and criteria related to the Fund’s investment in real properties, as may be amended by the Independent Directors Committee, from time to time.

(p)    “Leverage Policy” means the objectives, policies and criteria relating to the ratio of total debt of the Fund to total assets of the Fund, as may be amended by the Independent Directors Committee, from time to time.

(q)    “Loss” means any cost, expense (including reasonable attorneys’ fees and expenses, whether incurred in connection with the claim or enforcing rights under this Agreement), amount paid in judgment or settlement of any claim, incurred in connection with investigation or settlement of any claim.

(r)    “Marketing Fee” has the meaning set forth in Section 10(c).

(s)    “New Equity Contribution” means any new contribution of cash or property to the equity of either the Corporation or the Operating Company on or after January 1, 2013.

(t)    “Offering” means the private offering by the Corporation of its common stock, the initial closing for which is scheduled for December 31, 2007.

(u)    “Offering and Marketing Activities” has the meaning set forth in Section 12(b)(iv).

(v)    “Operating Agreement” means the Operating Agreement of the Operating Company, as amended and restated from time to time.

(w)    “Operating Company” has the meaning set forth in the preamble hereto.

(x)    “Person” means an individual, corporation, partnership, joint venture, association, company (whether of limited liability or otherwise), trust, bank or other entity, or government or any agency or political subdivision of a government.

(y)    “Property Selection Criteria” means the primary criteria to be used in the selection of properties for acquisition that is principally based, but subject to change from time to time in the discretion of the Independent Directors Committee, on the property’s potential to generate targeted returns on investment from current and future cash flow.

(z)    “Property Manager” has the same meaning as set forth in the Articles of Incorporation.

(aa)    “Special Purpose Entity” means any special purpose entity owned, directly or indirectly, by the Operating Company and formed or acquired for the purpose of acquiring, owning or financing any Property.

(bb)    “Sponsors” means Norman P. Leenhouts, Amy L. Tait and Robert C. Tait.

2.    Duties of Asset Manager. The Corporation, on its own behalf, and as managing member of the Operating Company, hereby retains and appoints the Asset Manager as the advisor of the Corporation and the Operating Company to perform the services hereinafter set forth, and the Asset Manager hereby accepts such appointment, all subject to the terms and conditions hereinafter set forth. In the performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Corporation’s Articles of Incorporation and the Operating Agreement of the Operating Company, the Asset Manager shall devote sufficient resources to the administration of the Corporation to discharge its obligations hereunder and shall:

(a)    supervise all that is necessary to perform the management of the day-to-day operations of the Fund;

(b)    assist the Board in developing, establishing and monitoring strategies related to the acquisition and disposition of properties held by the Operating Company and setting the Property Selection Criteria;

(c)    designate two (2) individuals for nomination and election to the Board;

(d)    use its best efforts to seek out, present and recommend to the Fund, whether through its own efforts or those of the Property Manager or the third parties retained by Asset Manager or the Fund, suitable investment opportunities that are consistent with the Fund’s Investment Policy and the Property Selection Criteria, as adopted by the Board from time to time;

(e)    subject to Board approval, acquire, develop, retain or sell real properties, provided, that, the Asset Manager may cause the Operating Company to acquire or dispose of real properties, or finance an acquisition on the Fund’s behalf, without the prior approval of the Board if and to the extent that:

(i)    the value of the proposed acquisition or sale of any property or related group of properties does not exceed an amount equal to four percent (4%) of the market value of the assets of the Operating Company;

(ii)    the proposed acquisition, sale or financing would not, if consummated, violate or conflict with the Investment Policy, Property Selection Criteria or Leverage Policy;

(iii)    the proposed acquisition, sale or financing would not, if consummated, violate the Leverage Policy of the Corporation;

(iv)    the consideration proposed to be paid for the real property to be acquired does not exceed the fair market value of such property, as determined in good faith by the Asset Manager; and

(v)    the consideration proposed to be paid for the real property to be sold is not below the fair market value of such property, as determined in good faith by the Asset Manager.

(f)    structure and supervise the negotiation of the terms and conditions of the acquisition and financing of potential or existing properties or the disposition thereof, subject to any required Board review;

(g)    arrange for financing and refinancing of properties and making any other changes in asset or capital structure of any Special Purpose Entity, subject to any required prior approval of such financing or refinancing by the Board;

(h)    monitor compliance with loan covenants, including reports to lenders under the terms of any respective financing;

(i)    obtain for the Fund such other services not provided by the Property Manager as may be required in acquiring or disposing of investments, disbursing and collecting the funds of the Fund, paying the debts and fulfilling the obligations of the Fund, and handling, prosecuting and settling any claims of the Fund;

(j)    supervise the reinvestment or distribution of the proceeds from the sale of any property;

(k)    supervise the maintenance of the books and records of the Corporation and the Operating Company and accounting functions, and prepare, or cause to be prepared, statements and other relevant information for distribution to stockholders or members, as the case may be, of the Corporation and Operating Company;

(l)    monitor operations and expenses of the Fund, including the preparation review and analysis of the operating budgets, capital budgets and leasing plans for approval by the Board;

(m)    prepare or have prepared by a third party such property and portfolio appraisals and market equity valuations as may be requested by or desirable in the sole discretion of the Asset Manager, to assist the Independent Directors Committee in establishing the Determined Share Value on a quarterly basis;

(n)    from time to time, or as requested by the Board, make reports to the Fund as to its performance of the foregoing services;

(o)    manage and coordinate distributions to the members of the Operating Company and stockholders of the Corporation as declared by the Board;

(p)    at the request of the Board, facilitate investor communications and shareholder approvals, including the Corporation’s and Operating Company’s annual meeting;

(q)    oversee all marketing communications and other services related to an investment offering of capital stock of the Corporation or membership interests of the Operating Company including the:

(i)    preparation of a private placement memorandum and all ancillary offering documents, including the specific terms thereof, and keeping such offering documents current;

(ii)    soliciting potential accredited investors for participation in such offering, qualifying such investors and accepting subscriptions;

(iii)    approval of the participation of any broker dealers in such offering and the negotiation of any pertinent sales agreements;

(iv)    facilitation of the receipt, collection, processing and acceptance of any subscription agreements, commissions and other administrative support functions;

(v)    oversight of closings of sales of the securities;

(vi)    management and supervision of all third party service providers related to such securities offering;

(r)    perform any other powers of the Board or the Corporation, in its capacity as managing member of the Operating Company, which are set forth in the Articles of Incorporation and the Operating Agreement, as applicable, and which may be delegated to it by the Board from time to time;

(s)    investigate, select and engage, on behalf of the Fund, such third parties necessary to perform its obligations hereunder, including, without limitation, consultants, accountants, lenders, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, construction companies, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Managing Member, and Persons acting in any other capacity deemed by the Managing Member necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of the Fund with any of the foregoing; and

(t)    take all such other actions and do all things necessary or desirable to carry out the foregoing services.

3.    Fiduciary Relationship. The Asset Manager, as a result of its relationship with the Fund pursuant to this Agreement, stands in a fiduciary relationship with the stockholders of the Corporation and the members of the Operating Company.

4.    No Partnership or Joint Venture. The Fund and the Asset Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

5.    Records. At all times, the Asset Manager shall keep books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Fund and their professional representatives and, to the extent required by applicable law, the Articles of Incorporation or the Operating Agreement, the shareholders and managers of the Corporation and the Operating Company at any time during the ordinary business hours of the Asset Manager.

6.    REIT Qualification; Other Limitations on Asset Manager Actions. Anything else in this Agreement to the contrary notwithstanding, the Asset Manager shall refrain from any action which, in its sole judgment made in good faith, or, in the judgment of the Board provided that the Board gives the Asset Manager written notice to such effect, would: (a) adversely affect the status of the Corporation as a real estate investment trust pursuant to Section 856 of the Code; (b) cause the Corporation to be classified as an “investment company” for purposes of the Investment Corporation Act of 1940, as amended; (c) cause the Operating Company to be classified other than as a partnership for purposes of the Code; (d) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Fund or over their securities; or (e) be prohibited by the Corporation’s Articles of Incorporation or the Operating Agreement of the Operating Company.

7.    Bank Accounts. The Asset Manager may establish and maintain one or more bank accounts in the name of the Fund, or in its own name as agent for the Fund, and may collect and deposit in and disburse from any such account, any money on behalf of the Fund, under such terms and conditions as the Board may approve, provided that no funds in such account shall be commingled with funds of the Asset Manager. From time to time and upon appropriate request, the Asset Manager shall render appropriate accounting of such collections and payments to the Board and the auditors of the Fund.

8.    Information Furnished to Asset Manager. The Board shall, at all times, keep the Asset Manager fully informed with regard to the Investment Policy, Property Selection Criteria and Leverage Policy of the Corporation, including any specific types of real properties, mortgage investments and mortgage securities desired, and any criteria or conditions established by the Board as to whether the Fund will make a particular investment, the capitalization policy of the Fund (including the policy with regard to the incurrence of indebtedness by the Fund) and their intentions as to the future operations of the Fund. In particular, the Board shall notify the Asset Manager promptly of its intention to either sell or otherwise dispose of any of the Fund’s investments, to make any new investment, to incur any indebtedness or to issue any additional shares of Common Stock or Preferred Stock of the Corporation or any membership interests in the Operating Company.

9.    Consultation and Advice. In addition to the services described above, the Asset Manager shall consult with the Board and shall, at the request of the Board of the Corporation, furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund to the Board or the Independent Directors Committee.

10.    Fees and Other Compensation of the Asset Manager.

(a)    The Asset Manager shall be entitled to compensation from the Fund which shall be paid to the Asset Manager by the Operating Company on its own behalf or on behalf of the Corporation. An annual asset management fee shall be paid to the Asset Manager (or its designee) on a pro-rata basis in advance on the first business day of each calendar quarter (the “Asset Management Fee”). From the initial closing of the Offering through December 31, 2009, the annual Asset Management Fee shall be equal to one percent (1.0%) of the aggregate Equity Contributions to both the Corporation and the Operating Company (the “Equity Contributions Amount”). After December 31, 2009, the annual Asset Management Fee shall be equal to one percent (1%) of the aggregate Determined Share Value as of the last business day of the preceding calendar quarter, on a fully diluted basis as if all interests in the Operating Company had been converted into shares of common stock on the last day of the immediately preceding calendar quarter. The parties agree and acknowledge that the Equity Contribution Amount and Determined Share Value for each calendar quarter will not be determinable as of the first business day of such calendar quarter. Accordingly, on the first day of each calendar quarter the Asset Manager shall be paid an amount based upon the Equity Contributions Amount or Determined Share Value, as applicable, for the immediately preceding quarter (the “Estimated Fee Payment”). As promptly as commercially reasonable following any closing (with regards to the Equity Contributions Amount) or a determination by the Independent Directors (with regards to the Determined Share Value), Asset Manager shall be paid any difference between the Estimated Fee Payment and the total Asset Management Fee to which Asset Manager shall be entitled for such quarter pursuant to the terms hereof.

(b)    From the initial closing of the Offering through December 31, 2017, the payment of the Asset Management Fee for any quarter will be deferred in whole or in part at any time during a rolling twelve-month period when cumulative distributions are below $3.50 per share. Any deferred Asset Management Fees will be deferred indefinitely; will accrue interest at the rate of seven percent (7%) per annum until paid; and will be paid from “available cash” after cumulative distributions from inception equal to $3.50 per share annually have been paid. For purposes of this Agreement, “available cash” includes working capital and cash flow from operations plus proceeds from debt and equity financings and property sales, provided that such payments or transactions would not result in the Fund exceeding the Leverage Policy established by the Independent Directors Committee.

(c)    In addition to the Asset Management Fee, and in exchange for the Offering and Marketing Activities of the Asset Manager in Section 12(b)(iv), the Operating Company shall pay the Asset Manager a marketing fee equal to 0.5% of all New Equity Contributions upon contribution thereof (the “Marketing Fee”). The Fund and the Asset Manager acknowledge and agree that the Operating Company paid the Asset Manager, out of the proceeds of the equity contribution closed on December 31, 2012 (the “2012 YE Equity Contribution”), a one-time fee equal to 3.42% of the 2012 YE Equity Contribution, as compensation for, and in complete satisfaction of, any and all obligations of the Fund to reimbursement the Asset Manager pursuant to Section 12(a)(ix) of the Original Agreement.

(d)    The Asset Manager and its Affiliates shall be entitled to receive distributions from the Fund in respect of any shares of Common Stock of the Corporation or member interests of the Operating Company which any of them hold, along with the other holders of such shares or interests.

(e)    Subject to Section 15 below, the Asset Manager shall also be entitled to receive compensation for any additional services requested from time to time by the Fund on separate agreed-upon terms, subject to approval by a majority of the Independent Directors as being fair and reasonable to the Corporation and Operating Company.

11.    Statements. Prior to the payment of any fees hereunder, the Asset Manager shall furnish to the Fund a statement showing the computation of the fees, if any, payable under Section 10 hereof.

12.    Expenses of the Fund.

(a)    The Operating Company shall be responsible for and pay directly, or shall reimburse any Person that paid on the Operating Company’s behalf (including the Asset Manager and Corporation), any of the Fund’s expenses. Without limiting the foregoing, it is specifically agreed that the following expenses of the Fund shall be paid by the Operating Company on its own behalf or on behalf of the Corporation and shall not be borne by the Asset Manager unless such expense is a fee or other service for which the Asset Manager is otherwise receiving a fee from the Fund:

(i)    the cost of money borrowed by the Fund;

(ii)    all taxes applicable to the Fund including, without limitation, taxes on income and on assessments of real property;

(iii)    fees and expenses paid to independent contractors, unaffiliated mortgage servicers, consultants, managers and other agents employed by or on behalf of the Fund;

(iv)    Acquisition Expenses and expenses directly connected with the ownership and disposition of real property or other investments, and with the purchase or origination of real property and mortgage investments (including the costs of insurance premiums, legal services, brokerage and sales commission, maintenance, repair and improvement of property);

(v)    expenses of maintaining and managing real estate equity interests, the negotiating, processing and servicing mortgage, credit facilities and other loans and managing the Fund’s other investments;

(vi)    insurance coverage in connection with the business of the Corporation (including officers and directors liability insurance) and the Operating Company;

(vii)    the expenses of dissolving and liquidating the Corporation, Operating Company or any Special Purpose Entity or revising, amending or modifying its organizational documents;

(viii)    expenses connected with payments of dividends or interest or distribution in cash or any other form declared or made by the Board to the stockholders or members, as the case may be, of the Corporation or the Operating Company.

(ix)    expenses related to the formation of the Fund and its compliance with applicable state and federal securities laws, including fees paid to third party professionals, such as lawyers and accountants, filing and registration fees under various provisions of federal and state securities laws, and any other state, federal, or local government filing fees;

(x)    transfer agent’s and registrar’s fees and charges, if any;

(xi)    the actual cost of goods and materials used by the Fund and obtained from entities not affiliated with the Asset Manager; and

(xii)    other legal, accounting and auditing fees and expenses as well as any costs incurred in connection with any litigation in which the Fund is involved and the examination, investigation or other proceedings conducted by any regulatory agency with respect to the Fund.

(b)    The Asset Manager shall bear the expenses it incurs in connection with performing its duties under this Agreement including:

(i)    employee compensation, including salaries, wages, payroll taxes and the cost of employee benefit plans;

(ii)    rent, telephone, utilities, office furniture, equipment and machinery (including computers and computer use related expenses), supplies and other office expenses;

(iii)    administrative overhead costs including expenses incurred in supervising, monitoring and inspecting the Properties or relating to the Asset Manager’s performance of its obligations under this Agreement, including the services of its two nominees as directors of the Corporation (including travel, communication, personal, and miscellaneous costs and expenses associated with such obligations); and

(iv)    expenses related to the (X) offering of the Corporation’s common shares and Operating Company’s membership units, such as the preparation of the offering documents and coordination of the sale of the shares of common stock, including professional fees, reproduction costs, and other investor related matters, and (Y) marketing activities, generally relating to meetings attended by potential investors, printing and mailing costs and, if brokers are engaged, their fees and expenses (collectively, the “Offering and Marketing Activities”). Asset Manager expressly acknowledges and agrees that it shall (X) bear the full cost and expense of such Offering and Marketing Activities itself, (Y) be compensated for its Offering and Marketing Activities pursuant to Section 10(c) of this Agreement, and (Z) not seek additional compensation from Corporation or Operating Company, or any of their affiliates, for any cost or expense related to Offering and Marketing Activities that may from time to time exceed the Marketing Fee paid or to be paid to Asset Manager; provided, however, the foregoing shall not include costs and expenses required to be paid to any other service provider pursuant to any agreement to which the Corporation or Operating Company is a party (e.g., a property management agreement) or by the Corporation or the Operating Company pursuant to the Articles of Incorporation or Operating Agreement, as the case maybe.

(c)    In no event shall the Operating Company reimburse the Asset Manager for any services for which the Asset Manager or the Property Manager shall receive a separate fee.

(d)    The amounts charged to the Fund for additional services performed shall not exceed the lesser of (a) the actual cost of such services, or (b) the amount which the Fund would be required to pay to independent parties for comparable services.

(e)    Notwithstanding the foregoing, reimbursements of expenses under this Agreement will be subject to such requirements for documentation as may be required by the Independent Directors Committee.

13.    Other Activities of Asset Manager.

(a)    Except as set forth in this Section 13, nothing in this Agreement shall prevent the Asset Manager or any of its Affiliates from engaging in other business activities related to real estate, mortgage investments or other investments whether similar or dissimilar to those made by any of the Fund or from acting as advisor to any other person or entity having investment policies whether similar or dissimilar to those of the Corporation or the Operating Company (including other REITs or partnerships); provided, that, before the Asset Manager and all Persons controlled by the Asset Manager may take advantage of an opportunity for their own account or present or recommend it to others, they are obligated to present an investment opportunity to the Fund if: (i) such opportunity is compatible with all pertinent factors of the Fund’s Investment Policy including diversification, property type and location; (ii) such opportunity is of a character which could be taken by the Fund; and (iii) the Fund has the financial resources to take advantage of such opportunity. Notwithstanding the foregoing, the Fund acknowledges that the Asset Manager and its Affiliates have invested in a variety of real estate investments and agree that Asset Manager and its Affiliate may continue to own, operate and manage such net-leased properties.

(b)    The Asset Manager will use its best efforts to present suitable investments to the Fund consistent with the Investment Policy. If the Asset Manager or any of its Affiliates is presented with a potential investment in a property which might be made by more than one investment entity which it advises or manages, the decision as to the suitability of the property for investment by a particular entity will be based upon a review of the investment portfolio of each entity and upon factors such as: (i) cash flow from the property; (ii) the effect of the acquisition of the property on the diversification of each entity’s portfolio; (iii) rental payments during any renewal period; (iv) the amount of equity required to make the investment; (v) the policies of each entity relating to leverage; (vi) the funds of each entity available for investment; and (vii) the length of time the funds have been available for investment and the manner in which the potential investment can be structured by each entity. To the extent that a particular property might be determined to be suitable for more than one investment entity, priority generally will be given to the investment entity having uninvested funds for the longest period of time.

14.    Term, Termination of Agreement and Termination Fee.

(a)    This Agreement shall be effective on the date first above set forth and shall continue in full force and effect until December 31, 2017 (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive five (5) year periods, unless the Corporation, acting for itself and the Operating Company, or the Asset Manager provides the other party with written notice of termination no fewer than ninety (90) days prior to the expiration of the then current term. In the event that the Corporation provides the Asset Manager with written notice of termination prior to any renewal term as required, or terminates this Agreement as provided in clause (iii) below, the Fund shall pay to Asset Manager a fee equal to three (3) times the Asset Management Fee to which the Asset Manager was entitled during the twelve-month period immediately preceding the date of such termination. Notwithstanding the foregoing, this Agreement may be terminated: (i) immediately by the Independent Directors of the Corporation for Cause without incurring an obligation of the Fund to pay to Asset Manager the aforementioned fee; (ii) upon six (6) months’ prior written notice by Asset Manager; or (iii) by the Independent Directors, with written notice to the Asset Manager, within 30 days following a Change in Control. In the event of the termination of this Agreement, the Asset Manager will cooperate with the Fund and take all reasonable steps requested to assist the Fund in making an orderly transition of the advisory function.

(b)    In the event of a termination of this Agreement:

(i)    if the termination is for Cause as pursuant to Section 14(a)(i), the Corporation and/or Operating Company shall promptly pay the Asset Manager any amounts owing with respect to reimbursement of expenses properly submitted by the Asset Manager within 30 days following such termination (“Accrued Expenses”) but no unpaid portion of the Asset Management Fee shall be payable without the approval of the Independent Directors Committee in its sole discretion;

(ii)    if the termination is by the Asset Manager on notice pursuant to Section 14(a)(ii) or non-renewal at the end of any term, the Corporation and/or Operating Company shall promptly reimburse the Asset Manager for any Accrued Expenses and the Corporation shall, within 30 days following such termination, pay to the Asset Manager the Asset Management Fee through the date of termination, pro rated based on the number of days elapsed if termination occurs on a date other than the last day of a calendar quarter;

(iii)    if the termination is by the Corporation as a result of a Change in Control pursuant to Section 14(a)(iii) or non-renewal by the Corporation, the Corporation and/or Operating Company shall promptly reimburse the Asset Manager for any Accrued Expenses and the Corporation shall, within 30 days following such termination, pay to the Asset Manager a termination fee equal to three times the sum of the Asset Management Fee for the preceding four consecutive calendar quarters; and

(iv)    regardless of the reason for termination, the Fund shall, within 30 days following such termination, pay to Asset Manager any Asset Management Fees deferred pursuant to Section 10(b) hereto including any accrued interest thereon.

15.    Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Section 14 hereof, the Asset Manager shall promptly:

(a)    pay over to the Fund all moneys collected and held for the account of such Fund pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b)    deliver to the Fund a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Fund; and

(c)    deliver to the Fund all property and documents of the Fund then in the custody of the Asset Manager.

16.    Incorporation of the Articles of Incorporation and the Operating Agreement. To the extent the Articles of Incorporation or the Operating Agreement impose obligations or restrictions on the Asset Manager or grant the Asset Manager certain rights which are not set forth in this Agreement, the Asset Manager shall abide by such obligations or restrictions and such rights shall inure to the benefit of the Asset Manager with the same force and effect as if they were set forth herein.

17.    Standard of Care. The Asset Manager shall render the services called for hereunder in good faith. The duties to be performed by the Asset Manager pursuant to this Agreement may be performed by it or by officers, members or directors or by Affiliates of the foregoing under the direction of the Asset Manager or delegated to unaffiliated third parties under its direction. In no event will the Asset Manager or any of its directors, officers, partners, members, affiliates and employees, be liable to the Fund, or to the stockholders, members or directors of the Fund (or any successor or assign thereto), except by reason of acts constituting bad faith, gross negligence or willful misconduct.

18.    Indemnification of Asset Manager.

(a)    Subject to the limitations set forth in sections (b) through (d) below and any limitations set forth in the Articles of Incorporation, the Fund shall indemnity and hold harmless the Asset Manager and its Affiliates for any Loss arising out of any of their acts or omissions in connection with this Agreement and any loss of liability suffered by the Asset Manager, its officers, directors, members and Affiliates (collectively, the “Indemnitees”), directly or by reason of any loss or liability of the Corporation or the Operating Company (other than losses attributed solely to its holdings of common stock of the Corporation or interests in the Operating Company suffered pro rata with all holders of such common stock or interests).

(b)    The Fund shall not indemnity the Asset Manager or its Affiliates for any Loss suffered by the Asset Manager or its Affiliates, nor shall it hold the Asset Manager or its Affiliates harmless for any loss or liability suffered by the Fund unless all of the following conditions are met: (i) the Asset Manager or its Affiliates determined in good faith that the course of conduct which caused the loss or liability was in the best interests of the Fund; (ii) the Asset Manager or its Affiliates were acting on behalf of the Fund or performing services for the Fund; (iii) such liability or loss or expense was not the result of gross negligence or willful misconduct on the part of the Asset Manager or its Affiliates; and (iv) such indemnification or agreement to hold harmless shall be recoverable only out of the net assets of the Fund and not from the stockholders or members of the Fund.

(c)    Notwithstanding anything to the contrary in subsection (b), the Fund shall not indemnity the Asset Manager or its Affiliates for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the matter has been advised of the position of the Securities and Exchange Commission and the published position of any state securities regulatory authority as to indemnification for violations of securities law.

(d)    The Fund shall, on request, advance amounts to the Asset Manager or its Affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund; (ii) the legal action is initiated by a third party who is not a stockholder of the Corporation or member of the Operating Company, or is initiated by a stockholder or member acting in his or her capacity as such and a court of competent jurisdiction specifically approves the advances; and (iii) the Asset Manager or its Affiliates undertake in writing to repay the advanced funds to the Fund, together with the applicable legal rate of interest thereon, in cases in which such the Asset Manager or its Affiliates are found by a court of competent jurisdiction not to be entitled to indemnification.

19.    Amendments. This Agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by all parties hereto, or their respective successors or permitted assigns, or otherwise as provided herein.

20.    Assignment. This Agreement may not be assigned by the Asset Manager, except to an Affiliate of the Asset Manager, or upon the approval of the Independent Directors Committee. Any assignee of the Asset Manager shall be bound hereunder to the same extent as the Asset Manager. This Agreement shall not be assigned by the Fund without the written consent of the Asset Manager, except to a corporation, association, trust or other organization which is a successor to the Fund. Such successor shall be bound hereunder to the same extent as the Fund. Notwithstanding anything to the contrary contained herein, the economic rights of the Asset Manager hereunder, including the right to receive all compensation hereunder, may be sold, transferred or assigned by the Asset Manager without the consent of the Fund.

21.    Notices. Any notice, report, consent or other communication required or permitted to be given hereunder shall be in writing, and shall be given by delivering such notice in person, by registered or certified United States mail, postage prepaid and return receipt requested, or by recognized overnight delivery service and shall be given when received at the following addresses of the parties hereto:

The Corporation:

Broadstone Net Lease, Inc.

530 Clinton Square

Rochester, NY 14604

Attention: Chief Executive Officer

The Operating Company:

Broadstone Net Lease, LLC

530 Clinton Square

Rochester, NY 14604

Attention: Chief Executive Officer

The Asset Manager:

Broadstone Asset Management, LLC

530 Clinton Square

Rochester, NY 14604

Attention: Chief Financial Officer

Any party may at any time change its address for the purpose of this Section 21 by notice given to the other parties in the manner set forth above.

22.    Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

23.    No Waiver. Neither the failure nor any delay on the party of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrences. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

24.    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or will be construed to give any person other than the parties hereto or their respective administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein

25.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together constitute one and the same instrument.

26.    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

27.    Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without regard to principles of choice of law other than the provisions of General Obligations Law Sections 5-1401 and 5-1402. The parties hereto consent to the jurisdiction of the courts of the State of New York and Federal courts located in Monroe County, New York, with respect to any matter related to this Agreement or any investment in the Shares and will not object to the laying of venue in Monroe County, New York.

28.    Severability. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

29.    Disputes. If there shall be a dispute between Owner and Asset Manager relating to this Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys’ fees.

30.    Activities of Asset Manager. Except as otherwise provided herein, the obligations of Asset Manager pursuant to the terms and provisions of this Agreement shall not be construed to preclude Asset Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with the Fund or the business of Fund.

31.    Independent Contractor. Asset Manager and Owner shall not be construed as joint venturers or partners of each other pursuant to this Agreement, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Asset Manager to Owner under this Agreement is that of an independent contractor.

32.    Further Actions. The parties agree to execute any and all such other and further instruments and documents, and to take any and all such further actions reasonably required to effectuate this Agreement and the intent and purposes hereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed as of the day and year first above written.

CORPORATION:	BROADSTONE NET LEASE, INC.,
a Maryland corporation

	By:	/s/ Amy L. Tait
Amy L. Tait, CEO

OPERATING COMPANY:	BROADSTONE NET LEASE, LLC,
a New York limited liability company

	By:	Broadstone Net Lease, Inc.
a Maryland corporation,
its managing member

	By:	/s/ Amy L. Tait
Amy L. Tait, CEO

ASSET MANAGER:	BROADSTONE ASSET MANAGEMENT, LLC,
a New York limited liability company

	By:	Broadstone Real Estate, LLC
a New York limited liability company,
its sole member

	By:	/s/ Amy L. Tait
Amy L. Tait, CEO